UNITED STATES

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SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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ARCONIC INC.

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FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Patricia Figueroa	Shona Sabnis
(212) 836-2758	(212) 836-2626
Patricia.Figueroa@arconic.com	Shona.Sabnis@arconic.com

Arconic’s Board of Directors Urges Shareholders to Choose Strong

Arconic Governance over Questionable Elliott Tactics

Arconic Board Issues New Letter to Shareholders

Vote “FOR” the Company’s Nominees on the WHITE Proxy Card

NEW YORK, May 4, 2017 – Arconic (NYSE: ARNC) today issued a letter to shareholders explaining why they should choose the Company’s strong governance and outstanding director slate dedicated to serving shareholder interest over Elliott’s questionable tactics.

In a separate release also issued today, the Company announced its nomination of former Boeing Commercial Airplanes President and Chief Executive Officer James “Jim” F. Albaugh and Air Force retired General Janet Wolfenbarger for election to Arconic’s Board of Directors at the Company’s 2017 Annual Meeting. Mr. Albaugh and General Wolfenbarger will stand for election with current directors David Hess, Amy Alving and Ulrich Schmidt.

Additional information, including the letter to shareholders, investor presentation and supplemental proxy materials are available at www.arconic.com/annualmeeting. The Company urges shareholders to vote “FOR” the Company’s new slate of five director nominees and governance proposals on the WHITE proxy card.

The full text of the letter follows:

Dear Fellow Shareholders:

We are writing to ask you to vote for the slate of directors nominated by the Arconic Board of Directors at the upcoming 2017 Annual Meeting of Shareholders.

Our director candidates are all accomplished professionals who will help guide Arconic as it recruits a permanent Chief Executive Officer and builds upon its strong first quarter 2017 financial results. Three of our nominees are current Board members (none having served for more than 16 months), and two are entirely new nominees who have not yet served on Arconic’s Board.

One commitment, though, binds them together: an unwavering dedication to shareholder interests.

We recently made several attempts to settle the disruptive proxy contest started by Elliott Management (“Elliott”). Despite our best efforts, we were unsuccessful. Elliott agreed to end the fight on terms both sides indicated were acceptable. Then Elliott reneged. We resumed discussions and then Elliott agreed again, though on different terms. Elliott then reneged. Again.

We tried, nevertheless, to end the battle by offering two Board seats to the candidates Elliott has nominated. Notably, and reflecting Elliott’s pervasive influence over its nominees, none of Elliott’s director candidates accepted our offer.

An outstanding director slate, dedicated to serving your interests

We have now recruited two exceptional new director nominees for the Board who are purely independent. They join our slate alongside three current Board members – our Interim CEO, the head of our Audit Committee and the head of our Cybersecurity Subcommittee. Together, these five nominees bring decades of experience in aerospace and defense. We hope you will join us in voting for them.

Our new nominees are:

•	James “Jim” F. Albaugh, an internationally recognized aerospace executive who was the President and Chief Executive Officer of Boeing Commercial Airplanes until his retirement in 2012. Prior to that role, Mr. Albaugh was President and CEO of Boeing Integrated Defense Systems and President of Rocketdyne Propulsion and Power. Mr. Albaugh is the Chairman of the National Aeronautic Association, past Chairman of the Aerospace Industries Association and serves on the Boards of American Airlines and Harris Corporation. He holds a Master’s degree in Civil Engineering from Columbia University and is an elected member of the National Academy of Engineering. The aerospace segment represents close to half of Arconic’s overall revenue today and has significant prospects for the future. Mr. Albaugh brings a deep understanding of the aerospace segment’s needs.

•

Janet C. Wolfenbarger, a retired four-star general who was responsible for procurement, science and technology, test and evaluation, logistics and supply chain for the U.S. Air Force; she oversaw an approximately $60 billion annual budget, including a large portion of the approximately $1 billion of business that Arconic does in the defense industry. In her last military role, General Wolfenbarger oversaw an organization of

80,000 people and led significant restructuring of the Air Force Materiel Command to improve efficiency. General Wolfenbarger was the first female four-star general in Air Force history. Among her many accomplishments, General Wolfenbarger holds a Master’s degree in Aeronautics and Astronautics from the Massachusetts Institute of Technology.

Both of these new nominees know Arconic from having served as respected leaders at important Arconic customers. They bring operating experience and commercial insights that we believe will help optimize the Company and its strategy for many years. We are confident that these two nominees, like our other nominees, are independent and objective and seeking only to serve Arconic using their best judgment and insights from decades of relevant experience.

The reality is that regardless of who wins this proxy fight, there will be change in the Board, and there will be new perspectives. Our slate of nominees has five new directors: two who have never served on our Board, two who have served for fewer than seven months and one who was originally nominated by Elliott and who joined the Board just last year. So, your choice at this meeting is not really about “change” or “no change.”

The most important decision this Board will make in the coming months is the selection of a new CEO. Arconic’s recommended Board is without question best placed to select the next CEO, given its deep industry expertise and view of the marketplace.

Your choice is about some important principles and some critical people.

Strong governance over questionable tactics

Elliott has had three primary goals during its campaign:

1.	Remove the sitting CEO and steer the selection of his replacement;
2.	Shape a majority of the Arconic Board; and
3.	Dictate the direction of key Board decisions and processes.

Since Arconic’s CEO stepped down, Elliott has shifted its attacks to the Board level with increasingly personal attacks on directors and hyperbolic assertions that the Board is weak on governance. Elliott’s latest attack theme – “subversion of shareholder democracy” – is ironically being deployed in an effort to enable one 13.2% shareholder to shape a majority of the Board. If successful, Elliott will have nominated seven of Arconic’s 13 directors.

A weak-governance Board would have ended this fight to spare itself Elliott’s unfair attacks. We could have agreed, via settlement, to Elliott’s over-reaching demands, including its insistence on appointing a majority of both an Operating Committee and the CEO Search Committee. But Arconic’s Board has refused to allow one shareholder these unilateral rights; instead we are focused on full shareholder representation and participation.

For our part, we believe public companies should be run for all shareholders and should be governed ethically.

We also believe that:

•	In the public markets, no single minority investor should have the right to shape a majority of the Board, select a CEO, or unilaterally define how a Board organizes itself and operates;

•	Hedge funds should not have free reign to level false or unsubstantiated accusations with the aim of embarrassing, ruining or damaging people.

We believe that a vote on Elliott’s proxy card is a vote of encouragement for activists who demand undue influence as Elliott has clearly demanded at Arconic, and for activists to use tactics of personal destruction as their means.

The right kind of change to keep Arconic on a strong path

Your choice at the 2017 Annual Meeting is between two sets of directors – both essentially new to Arconic. Shareholders should ask themselves – which set is most qualified to be stewards of their investment and this Company? We believe that our nominees – including Mr. Albaugh and retired General Wolfenbarger – bring substantially more relevant expertise to the Board than those nominated by Elliott. We welcome your thoughtful evaluation of the two director slates.

Our nominees also include:

•	David Hess. Mr. Hess has more than 38 years of operational and leadership experience in aerospace and deep knowledge of jet engine technology and manufacturing. As our interim CEO, Mr. Hess has been a stabilizing force at Arconic during a time of leadership transition. We do not believe that shareholders should reject his candidacy at this critical time.

•	Amy Alving. Dr. Alving is a leading expert on aerospace innovation and engineering, as well as cybersecurity, and is the Chair of Arconic’s Cybersecurity Advisory Subcommittee. Although she has been on the Board just six months, her contributions in these areas have been very substantial. As part of enterprise risk management, Arconic is highly focused on improving its cyber-security fluency; Dr. Alving’s deep expertise directly addresses this core need.

•	Ulrich Schmidt. Mr. Schmidt has over 22 years of aerospace and financial experience. He was one of the three directors nominated by Elliott to join the Board last February and serves as Chair of the Audit Committee, in addition to serving on the Governance and Nominating Committee and Finance Committee.

Our Board believes in responsible, thoughtful change targeted to create sustainable shareholder value. We have been willing to shed businesses, acquire others, split the company to create two independent firms and make a swift and decisive change in leadership. We have augmented our Board, modified our strategies and redesigned our compensation plans.

So, this election is not about whether Arconic should stand still or change. We will continue to evolve and change. In fact, Arconic’s proposed Board includes nine directors who will have joined in just the last 16 months, making it one of the shortest tenured Boards in the S&P 500.

A strong first quarter as an independent Company, on track to create shareholder value

We are proud that Arconic is positioned well for the future. Last week, we announced strong earnings for the first quarter of 2017 – our first full quarter as a standalone company. Revenue was up 4.5% year over year, and strong performance and continued cost savings allowed Arconic to deliver net income that exceeded expectations. Our earnings announcement is a strong first data point that we are on the right path after the highly complex separation transaction that the Company executed this past November. Significant shareholder value has been created in just the first few months since the separation was completed.

Arconic has a clear strategy to harness innovation, control costs and deepen our close customer relationships to generate value for shareholders. Our customers agree: Airbus, Boeing, United Technologies and GE Aviation have all expressed support for the strategy Arconic’s Board has endorsed.

To keep the business healthy and build sustainable shareholder value, we need to ensure we continue to execute the right strategy, appoint a permanent CEO who will focus on value creation, and not compromise on sound governance. To do these things, we need your support and your vote.

Please vote for the principles and people that will create the best Arconic for shareholders. Vote on the White card for the Board’s recommended nominees.

Unanimously,

The Board of Directors of Arconic Inc.

VOTE USING THE WHITE PROXY CARD.

The Arconic Annual Meeting of Shareholders will take place on May 25, 2017 at 9:00 a.m. in Purchase,

New York. Please see the attached enclosure for additional details.

We request that, even if you previously voted on the WHITE proxy card, you vote

“FOR” each of Arconic’s five nominees, including its two new nominees,

by voting AGAIN on the enclosed WHITE proxy card.

Even if you previously voted the “Blue” proxy card, you have the right to change your vote by using the enclosed WHITE proxy card TODAY.

If you have questions, need assistance voting your shares, or wish to change a prior vote, please contact the firm assisting us in the solicitation of proxies:
Innisfree M&A Incorporated, TOLL-FREE at (877) 750-5836

About Arconic

Arconic (NYSE: ARNC) creates breakthrough products that shape industries. Working in close partnership with our customers, we solve complex engineering challenges to transform the way we fly, drive, build and power. Through the ingenuity of our people and cutting-edge advanced manufacturing techniques, we deliver these products at a quality and efficiency that ensure customer success and shareholder value. For more information: www.arconic.com. Follow @arconic: Twitter, Instagram, Facebook, LinkedIn and YouTube.

Dissemination of Company Information

Arconic intends to make future announcements regarding Company developments and financial performance through its website at www.arconic.com.

Forward–Looking Statements

This communication contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “guidance,” “goal,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements that reflect Arconic’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts relating to the growth of end markets and potential share gains; statements and guidance regarding future financial results or operating performance; and statements about Arconic’s strategies, outlook, business and financial prospects. Forward-looking statements are not guarantees of future performance, and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties, including, but not limited to: (a) deterioration in global economic and financial market conditions generally; (b) unfavorable changes in the markets served by Arconic; (c) the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated from restructuring programs and productivity improvement, cash sustainability, technology advancements, and other initiatives; (d) changes in discount rates or investment returns on pension assets; (e) Arconic’s inability to realize expected benefits, in each case as planned and by targeted completion dates, from acquisitions, divestitures, facility closures, curtailments, expansions, or joint ventures; (f) the impact of cyber attacks and potential information technology or data security breaches; (g) political, economic, and regulatory risks in the countries in which Arconic operates or sells products; (h) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation; and (i) the other risk factors discussed in Arconic’s Form 10-K for the year ended December 31, 2016, and other reports filed with the U.S. Securities and Exchange Commission (SEC). Arconic disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Market projections are subject to the risks discussed above and other risks in the market.